Exhibit 23.5

16 March 2021

Korhan Öz,

Chief Financial Officer

D-Market Elektronik Hizmetler ve Ticaret Anonim Şirketi

Kuştepe Mahallesi Mecidiyeköy Yolu

Cadde no: 12 Trump Towers Kule 2 K2

Şişli 34387 İstanbul, Turkey

Dear Mr. Öz,

We, FutureBright Research, hereby consent to the use of our name in the Registration Statement on Form F-I (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by D-Market Elektronik Hizmetler ve Ticaret Anonim Şirketi (“Hepsiburada”) with the Securities and Exchange Commission and the use of the Total Brand Awareness (Aided), Spontaneous Brand Awareness and Top-of-Mind Awareness data in the Turkish market for the full year 2020 prepared by us, wherever appearing in the Registration Statement.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

Signed:	/s/ Akan Abdula
Name:	Akan Abdula
Title:	Partner

FutureBright Research